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On February 16, 2017, Glen Messina, Chief Executive Officer of PHH Corporation (“PHH,” or the “Company”), and Robert Crowl, Chief Financial Officer of PHH, made the following communications in connection with a previously announced conference call (the “Conference Call”) to discuss the outcomes and conclusions of the Company’s evaluation of strategic alternatives, including (a) the proposed transactions under that certain Agreement for the Purchase and Sale of Servicing Rights, dated as of December 28, 2016, by and between New Residential Mortgage LLC, PHH Mortgage Corporation and, solely for the limited purposes set forth therein, PHH, and (b) the proposed transactions under (i) that certain Asset Purchase Agreement, dated as of February 15, 2017, by and between Guaranteed Rate Affinity, LLC, a Delaware limited liability company (“Buyer”), PHH, PHH Home Loans, LLC, in which PHH owns a 50.1% interest (“PHH Home Loans”), and RMR Financial, LLC, a wholly-owned subsidiary of PHH Home Loans (“RMR”) and (ii) that certain JV interests purchase agreement, dated as of February 15, 2017, by and between Realogy Services Venture Partner LLC, PHH and PHH Broker Partner Corporation, a wholly-owned subsidiary of PHH, and (c) certain additional execution actions, and to discuss its fourth quarter 2016 results:

(i)                                     Presentation Slides:  PHH Corporation 4th Quarter 2016 Results, dated February 16, 2017, to be used beginning February 16, 2017;

(ii)                                  Transcript of PHH Corporation Fourth Quarter 2016 Earnings Call held on February 16, 2017; and

(iii)                               A Letter to All Employees of PHH Corporation sent by Glen Messina, President and Chief Executive Officer, on February 16, 2017.

A copy of the slides and an archived webcast version of the Conference Call are also being made available on the Company’s website at www.phh.com.  The information on PHH’s corporate website is not part of this document.   The items listed above were first used or made available on February 16, 2017.

(i)

PHH Corporation 4th Quarter 2016 Results February 16, 2017

Cautionary Note Regarding Forward-Looking Statements Certain statements in this presentation and any accompanying oral remarks are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” Forward-looking statements contained in this presentation and accompanying oral remarks include, but are not limited to, statements concerning the following: our expectations around the impacts of actions resulting from our strategic review; our assessment of our private label channel and our strategy to exit this business, including our expectation of exit costs; our expectations regarding the sales of our MSRs; and monetization of our investment in PHH Home Loans; our expectations with respect to our owned MSR portfolio; our assessment of our legal and regulatory proceedings and the associated impact on our financial statements; the expected potential sources of and uses of cash resulting from our strategic actions; and The expectations and projected financial results of the remaining business (“PHH 2.0”) after executing the actions resulting from our strategic review, including but not limited to amount and timing of any capital returns to shareholders, the market for subservicing and portfolio retention services and the expected profitability and capital structure of PHH 2.0. (continued on next page)

Cautionary Note Regarding Forward-Looking Statements (continued) You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. Actual results, performance or achievements may differ materially from those expressed or implied in forward-looking statements due to a variety of factors, including but not limited to the factors and additional risks listed and discussed in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”. Such periodic reports are available in the “Investors-SEC Reports” section of our website at http://www.phh.com and are also available at http://www.sec.gov. Further, actual performance or achievements may differ materially from those expressed or implied in forward-looking statements contained in this presentation and accompanying oral marks specific to: Proceeds from MSRs and JV transactions: Estimated proceeds assumes the closing of the sale of all our MSRs and the monetization of our investment in PHH Home Loans, each of which are subject to various conditions to closing, and that 100% of required approvals, investor consents and origination source consents are received for the sale of our MSRs. The final proceeds are dependent on a number of factors, including the amount and type of consents received, the composition of the portfolio and related servicing advances outstanding on each sale date. There can be no assurances whether, or when, the sale transactions will close or that we will receive the total amount of expected proceeds. Available excess cash: The amount of excess cash is dependent upon a variety of factors, including the execution of the sale of all of our MSRs as noted above, the monetization of our investment in PHH Home Loans, the successful completion of our PLS exit activities, the resolution of our outstanding legal and regulatory matters and the successful completion of other restructuring and capital management activities in accordance with our assumptions. There can be no assurances that the actions resulting from the completion of our strategic review will result in the amount of estimated excess cash. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Important Disclosures Basis of Presentation of Financial Data Unless noted otherwise in this presentation, all reported financial data is being presented as of the period ended December 31, 2016. Summarized Content This presentation contains summarized information pertaining to the current performance and trends related to our business. For a complete description of these topics, please see our filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Non-GAAP Financial Measures Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, adjusted cash flow, adjusted EBITDA, and adjusted EBITDA after net investment in MSRs are financial measures that are not in accordance with GAAP. See Non-GAAP Financial Measures disclosures beginning on slide 29 for reconciliations of these measures to the most directly comparable GAAP financial measures and other disclosures as required by Regulation G. Additional Information and Where to Find It In connection with the proposed MSR sale to New Residential Mortgage LLC (or NRZ) pursuant to the Agreement for the Purchase and Sale of Servicing Rights by and between NRZ, PHH Mortgage Corporation and PHH and our proposed sale of PHH Home Loans pursuant to the asset purchase agreement with Guaranteed Rate Affinity, we will file a proxy statement with the Securities and Exchange Commission (“SEC”). Shareholders are strongly advised to read the proxy statement and any other relevant documents filed with the SEC as they become available because they will contain important information about the proposed transaction. Shareholders may obtain a copy of the proxy statement when available along with other documents filed by us, free of charge, by contacting PHH Investor Relations: in writing at PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, NJ 08054, by telephone at 856-917-7405, by email at investor.relations@phh.com, or by accessing our website at www.phh.com, or the SEC website at www.sec.gov. Participants in Solicitation We and our directors, executive officers, and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transactions. Information concerning our directors and executive officers is set forth in the proxy statement for PHH's 2016 annual meeting of stockholders as filed with the SEC on Schedule 14A on April 28, 2016, and in its most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC on February 26, 2016. Information regarding the interests of such directors and executive officers in the solicitation will be more specifically set forth in the proxy statement concerning the proposed transaction that will be filed with the SEC. In addition to the proxy statement, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-3030 for further information on the public reference rooms. PHH’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Summary of Outcomes and Conclusions from Strategic Review Process Actions Signed agreements to monetize substantial amount of assets Exited/Exiting unprofitable business lines Restructuring business Outcomes Estimate up to $550 million(1) of potential excess cash Subservicing and Portfolio Retention Business ("PHH 2.0") - Attractive market dynamics - Capital light - Potential for organic growth We believe monetizing a substantial portion of our assets, re-engineering cost structure, and transitioning to "PHH 2.0" represents the best option to maximize shareholder value Conclusions Maximizes opportunity for near term return of capital Minimizes anticipated restructuring costs Preserves deferred tax assets Upside opportunity from operating PHH 2.0 Maintains flexibility for future strategic actions Strategic Review Process (1) The amount of excess cash is dependent upon a variety factors, as discussed further on slide 3. There can be no assurances that the actions resulting from the completion of our strategic review will result in this amount of estimated cash.

Review of Strategic Actions

Strategic Asset Sales and Agreements

- Sale of GNMA MSR and related servicing advances to Lakeview Servicing
- Proposed sale of Non-GNMA MSR and related servicing advances to NRZ
- Proposed subservicing agreement with NRZ
- Agreement to monetize investment in PHH Home Loans joint venture
- PLS originations outsourcing agreement with LenderLive

PHH 2.0

~$1.1 billion[1] of potential gross cash proceeds

Considered but not Actionable

- Whole company sale or merger
- Sale of PLS originations platform
- Sale of subservicing platform at "fair value"

Business Exits

- Correspondent Lending
- PLS Originations

We have entered into agreements to monetize all assets and platforms where we received actionable and compelling offers, and have decided to exit unprofitable business lines

[1] Estimated proceeds reflect the composition of the MSR portfolio and related servicing advances as of December 31, 2016. The Company's estimate of proceeds incorporates a number of assumptions and are dependent on a number of factors, as discussed further on slide 3. There can be no assurances whether, or when, the sale transactions will close or that we will receive the total amount of expected proceeds.

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PHH CORPORATION

Potential Excess Cash Resulting from Strategic Actions and Transformation to "PHH 2.0" Potential Sources: Cash and cash equivalents at 12/31/2016 $ 906 Cash held at VIEs (67) MSR Sales, including Advances 974 • Reflective of portfolio composition at 12/31/2016 and assumes 100% of consents received; Final proceeds are dependent on consents received and portfolio composition on the sale date; $440 million requires consents other than GSEs Monetization of Investment in PHH Home Loans JV 92 • Expected to close in a series of transactions from Q2'17 to Q4'17 Total Potential Sources $ 1,905 Potential Uses: PLS Business Exit Costs 220 • Up to $120 million of operating losses and $100 million of cash exit costs Additional Non-PLS Restructuring Costs 40 • Estimate of costs associated with expense re-engineering and business transition to PHH 2.0 Secured and Unsecured Debt Repayment 700 • Repayment of unsecured notes at 101% and PSART Facility, net of restricted cash Settlement of Legal and Regulatory Matters 114 • Current reserves for outstanding legacy legal and regulatory matters MSR Transaction Costs 35 • Loan registration, assignment and transfer costs, document imaging and delivery and other transaction costs Advisory, Legal, and Professional Services Fees 25 • Payment of accrued and future expenses related to strategic review Liquidity Earmarks 140 • Estimate for contingencies, including amounts related to legal and regulatory matters, loan repurchases, MSR indemnification and other contingencies Retention of Operating Cash - PHH 2.0 90 • Cash required to operate the remaining business platforms Total Potential Uses $ 1,364 Taxes (229) • Tax expense from transactions, net Taxes -- Benefit from Operating and Restructuring Costs 215 Taxes -- Utilization of Existing NOL 23 Potential Excess Cash - PHH 2.0 $ 550 Up to $550 million of potential excess cash based on certain assumptions for asset sales, working capital, contingencies, and transaction, restructuring, and PLS exit costs

Potential Excess Cash from Dissolution Potential Excess Cash - PHH 2.0 $ 550 • Excess cash with subservicing and portfolio retention as remaining businesses Incremental Potential Sources / (Uses) Dissolution Release of Operating Cash - PHH 2.0 90 • Reversal of operating cash required to operate subservicing and portfolio retention business Additional Employee Related Costs (35) • Additional retention, severance, and acceleration of incentive plans Pension (10) • Costs to de-risk and transfer pension liability Facilities (5) • Additional facilities shut down and premise lease breakage Restructuring / Dissolution Advisory (15) • Third party fees related to outsourcing of dissolution management services Legal Advisory (15) • Dissolution process costs and creditor claims and litigation defense Other (10) • Claims management, operational and administrative shut down expenses Tax Benefit 20 • Available remaining tax benefit from strategic review Potential Excess Cash - Dissolution $ 570 Estimated Unrealized Deferred Tax Asset $ 80 • Remaining deferred tax assets including unrealized tax benefits from dissolution costs We believe dissolution may result in comparable proceeds to PHH 2.0 but with no upside potential, reduced tax efficiency, uncertain timing, and heightened risk of litigation and claims

Overview of "PHH 2.0" Market Dynamics $1.2 trillion target market 10% expected market growth Subservicing Expect to be third largest market participant Strong operational and compliance capabilities Competitive cost per loan Competitive Position Execution Imperatives Reduce shared services cost to $75 million Organic growth assumptions - 10% subservicing unit growth - 5% increase in portfolio retention capture rate Portfolio Retention Historical 20% recapture rate potential High margin channel Market Dynamics Established platform Rapid growth from low base Improving recapture rate Competitive Position We believe PHH 2.0 could generate low double-digit to mid-teen returns on capital after achieving its cost re-engineering and organic growth initiatives + + + PHH 2.0 ____________ ~ $200 million of required capital Potential ROE >10% Strategic flexibility

Shareholder approval for MSR sale to NRZ and PHH Home Loans transaction - Targeting approval during second quarter 2017 Close sale transactions for MSR and related advances - Closed initial GNMA sale in early February - Dependent on investor and client consents, in addition to shareholder approval - Target closing of initial sale to NRZ in second quarter and final closing in the fourth quarter Monetize investment in PHH Home Loans Joint Venture - Target interim closings beginning in June and final closing in the fourth quarter Return of capital to shareholders - Anticipated to begin after closing substantially all asset sales(1) Cost re-engineering and transition to PHH 2.0 - Intend to execute over the next 12 - 18 months Complete exit from PLS - Expect to substantially complete by first quarter 2018 - Estimated total cash operating losses and exit costs of $195 million to $220 million Review of Next Steps We are focused on executing the necessary transactions in order to achieve greater financial certainty and begin returning capital to shareholders (1) The closing of the asset sales remain subject to PHH stockholder approval and other closing requirements.

* See Non-GAAP Financial Measures in this presentation, starting on slide 29 (1) See Notable items detail on slide 12 Summary of Consolidated Results 4Q16 pre-tax results reflect: Net loss of $133 million, including $73 million of pre-tax notable items and $41 million in PLS Exit and disposal costs Core loss (pre-tax) of $151 million*, excludes $55 million pre-tax unfavorable market-related fair value adjustments to MSRs, net of derivatives Lower Production revenues from declines in IRLCs and closings and lower Servicing revenues from a smaller total loan servicing portfolio, including subservicing portfolio declines from Merrill Lynch and HSBC, as compared to 3Q16 Notable items(1) include a $23 million impairment to our investment in the STARS appraisal business, Legal provisions of $22 million, Strategic review expenses of $21 million and Re-engineering and growth costs of $6 million PLS Exit and disposal costs of $33 million and $8 million, were recognized in the Production segment and Other (shared services), respectively. These costs include a $15 million non-cash asset impairment (In millions, except for per share data) Three Months Ended Three Months Ended Year Ended Year Ended December 31, December 31, September 30, September 30, December 31, December 31, December 31, December 31, December 31, December 31, 2016 2016 2016 2016 2015 2015 2016 2016 2015 2015 Net loss attributable to PHH Corporation Net loss $ (133) $ (27) $ (54) $ (202) $ (145) Loss per basic share (2.49) (0.50) (0.92) (3.77) (2.62) Non-GAAP Results * Core loss (pre-tax) $ (151) $ (22) $ (34) $ (223) $ (238) Core loss (after-tax) (100) (19) (23) (147) (152) Core loss per share (1.86) (0.35) (0.38) (2.74) (2.74) Adjusted EBITDA (137) (8) (18) (165) (165)

Notable Items (1) In addition to the notable items presented above, our results include expenses associated with the sale and separation of our Fleet business, net of transition services revenue, which for the three months and year ended December 31, 2015 were insignificant and $14 million, respectively. (In millions, except for per share data) Three Months Ended Three Months Ended Year Ended Year Ended December 31, December 31, September 30, September 30, December 31, December 31, December 31, December 31, December 31, December 31, 2016 2016 2016 2016 2015 (1) 2015 (1) 2016 2016 2015 (1) 2015 (1) Notable Items pre-tax pre-tax per share (after tax) per share (after tax) pre-tax pre-tax per share (after tax) per share (after tax) pre-tax pre-tax per share (after tax) per share (after tax) pre-tax pre-tax per share (after tax) per share (after tax) pre-tax pre-tax per share (after tax) per share (after tax) Recognized in Revenue: Impairment of Equity method investment $ (23) $ (0.26) $ — $ — $ — $ — $ (23) $ (0.26) $ — $ — MSR sales (1) (0.01) — — (4) (0.05) (3) (0.03) (4) (0.05) Recognized in Expense: Legal and regulatory reserves $ (22) $ (0.27) $ (11) $ (0.22) $ — $ — $ (37) $ (0.54) $ (78) $ (0.86) Strategic review expenses (21) (0.24) (7) (0.08) — — (32) (0.37) — — Re-engineering and growth investments (6) (0.07) (5) (0.06) (21) (0.22) (28) (0.32) (62) (0.67) Severance — — — — — — (6) (0.06) (2) (0.02) Early debt retirement — — — — — — — — (30) (0.34) Notable items by segment Production $ (28) $ (4) $ (3) $ (45) $ (36) Servicing (26) (15) (8) (57) (92) Other (19) (4) (14) (27) (48) Exit and disposal costs by segment Production $ (33) $ — $ — $ (33) $ — Other (8) — — (8) — Total Exit and disposal costs $ (41) $ (0.47) $ — $ — $ — $ — $ (41) $ (0.47) $ — $ —

Mortgage Production Operating Results 4Q16 results compared to 3Q16 reflect: Decline in applications and closings and a 17 basis point decrease in total loan margin Notable items(1) of $28 million in 4Q16 compared to $4 million in 3Q16, which is primarily driven by the $23 million impairment to our equity investment in the STARS appraisal business PLS Exit and disposal costs of $33 million in 4Q16, including $18 million of severance and retention and $14 million of non-cash asset impairment for systems and property related to the PLS business ($ In millions) Three Months Ended Three Months Ended December 31, December 31, September 30, September 30, 2016 2016 2016 2016 % Change Segment Results Segment (loss) profit $ (62) $ 22 n/m Segment Metrics Total closings $ 8,885 $ 10,017 (11)% Saleable to investors 2,552 2,759 (8)% Fee-based 6,333 7,258 (13)% Total applications $ 8,109 $ 12,353 (34)% IRLCs expected to close $ 688 $ 1,199 (43)% Total loan margin (in bps) 405 388 4% n/m - Not Meaningful (1) See Notable items detail on slide 12

Mortgage Servicing Operating Results 4Q16 results compared to 3Q16 reflect: Loan servicing income declined by $7 million from a $4 billion decline in the UPB of our capitalized loan servicing portfolio and a 211,000 unit decline in our subserviced loans driven by transfers of Merrill Lynch and HSBC, as compared to 3Q16 Notable items(1) of $26 million in 4Q16 compared to $15 million in 3Q16, primarily related to $11 million higher legal and regulatory reserves * See Non-GAAP Financial Measures in this presentation, starting on slide 29 (1) See Notable items detail on slide 12 ($ In millions) As of / Three Months Ended As of / Three Months Ended December 31, December 31, September 30, September 30, 2016 2016 2016 2016 % Change Segment Results Segment loss $ (117) $ (52) 125% Market-related MSR fair value adjustment and related derivatives (55) (13) 323% Core loss* (62) (39) 59% Segment Metrics Ending total loan servicing portfolio (UPB) $ 174,642 $ 227,883 (23)% Ending capitalized loan servicing portfolio (UPB) $ 84,657 $ 88,622 (4)% Ending subserviced loan portfolio (UPB) $ 89,170 $ 138,285 (36)% Ending subserviced loan units 264,718 475,877 (44)% Mortgage servicing rights $ 690 $ 645 7% Capitalized servicing rate 0.82% 0.73% 12% Annualized average CPR (actual) (quarter-to-date) 18% 18% —%

PHH 2.0 Estimated Transition Timing & Costs ($ millions) Total Total Recognized in 2016 or prior Recognized in 2016 or prior Remainder Remainder Expected Timing PLS Exit costs, operating losses, and Non-PLS restructuring $ 260 $ 32 $ 228 Q117 - Q218 MSR Transaction and Debt extinguishment costs 41 3 38 Q217 - Q417 Advisory, Legal and Professional Services Fees 25 10 15 Q117 - Q217 Legal, regulatory and Liquidity earmarks 254 114 140 Total Potential Costs (pre-tax) $ 580 $ 159 $ 421 Assumed Business Fundamentals Subservicing Portfolio Retention Corporate Infrastructure Proforma 12/31/16 units 730,000 Estimated 2017 Volume $1.5 BN Shared Service Costs in First Full Year of Operation $75M 2016 Average Subservicing Direct Margin per Unit (1) $59 Direct Margins 130 bps - 170 bps Average Required Capital $200M Recapture Rate at least 12% Potential Returns on Required Capital 10% - 15% Near-term profit outlook = Approaching break-even in 2018 and Profitable in 2019 (1) Reflects subservicing direct margin normalized for variances in 4Q16 driven by the transfer of subservicing units

Loss Contingencies ($ In Millions) December 31, December 31, September 30, September 30, December 31, December 31, 2016 2016 2016 2016 2015 2015 Legal and Regulatory Matters Recorded reserves $ 114 $ 121 $ 105 Reasonably possible losses in excess of reserves 85 130 150 Total Reasonably possible exposure $ 199 $ 251 $ 255 Loan repurchase and indemnifications Recorded off-balance sheet reserves $ 49 $ 65 $ 62 Reasonably possible losses in excess of reserves 20 35 30 Total Reasonably possible exposure $ 69 $ 100 $ 92 Legal and regulatory: 4Q16 activity includes legal provisions of $22 million and the payment of $28 million to resolve matter with NYDFS Decline in total reasonably possible exposure reflects current information about unresolved matters Repurchase and indemnifications: In 4Q16, entered into resolution agreements with Fannie Mae and Freddie Mac to resolve substantially all exposure for loans originated and delivered prior to September 30, 2016 and November 30, 2016, respectively The settlement amounts did not significantly exceed our recorded reserves The resolution agreements do not cover loans with certain defects, which include but are not limited to, loans with certain title issues or with violations of law

Summary of Key Takeaways We intend to monetize a substantial amount of our assets for total proceeds of approximately $1.1 billion(1) We have decided to exit unprofitable business lines We estimate up to $550 million of excess cash could be available after asset sales and meeting all cash requirements(2) We determined that dissolution of the business was suboptimal for shareholders We are transitioning to smaller, more focused, capital light business comprised of subservicing and portfolio retention ("PHH 2.0") We believe PHH 2.0 has the potential to earn low double-digit to mid-teen returns after achieving cost re-engineering and organic growth objectives We intend to begin to return substantially all of our excess cash to shareholders after closing substantially all of our asset sales In the near term, we will be focused on executing our strategic actions (1) The Company's estimate of proceeds incorporates a number of assumptions and are dependent on a number of factors, as discussed further on slide 3. There can be no assurances whether, or when, the sale transactions will close or that we will receive the total amount of expected proceeds. (2) The amount of excess cash is dependent upon a variety factors, as discussed further on slide 3. There can be no assurances that the actions resulting from the completion of our strategic review will result in this amount of estimated cash.

Appendix

Business Channel Profitability - Quarter Ended December 31, 2016

($ In Millions)	Production			Servicing				
	Financial Institutions	Real Estate	Total Production	Sub-Servicing	Owned Servicing	Total Servicing	Other	Total PHH
Fee revenue	$ 57	$ 8	$ 65	$ 16	$ 67	$ 83	$ —	$ 148
Gain on loans held for sale, net	10	40	50	—	—	—	—	50
Net secured interest income	1	1	2	—	—	—	—	2
Unsecured interest expense	—	—	—	—	(11)	(11)	—	(11)
Other changes in value of MSRs[2]	—	—	—	—	(40)	(40)	—	(40)
Other income	2	—	2	—	—	—	—	2
Notable items - revenues[1]	(21)	(2)	(23)	—	(1)	(1)	—	(24)
Subtotal - Revenues	**49**	**47**	**96**	**16**	**15**	**31**	**—**	**127**
Market-related change in value of MSRs, net of related derivatives	—	—	—	—	(55)	(55)	—	(55)
Total Net Revenues	**49**	**47**	**96**	**16**	**(40)**	**(24)**	**—**	**72**
Direct expenses	42	39	81	9	43	52	—	133
Shared services expenses			39			16	—	55
Exit and disposal costs (PLS)			33			—	8	41
Notable items - expenses[1]			5			25	19	49
Total expenses			**158**			**93**	**27**	**278**
Loss before income taxes			(62)			(117)	(27)	(206)
Noncontrolling interest			—			—	—	—
Segment loss			$ (62)			$ (117)	$ (27)	$ (206)
Unit volume [3]	11,435	6,105	**17,540**	294,467	574,622	**869,089**		

(1) See Slide 12 for detail of Notable items.

(2) Includes MSR fair value adjustments related to prepayments and receipt of recurring cash flows.

(3) For Production, Unit volume reflects the number of loan closings for the quarter. For Servicing, Unit volume reflects the average number of loans serviced for the quarter.

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Business Channel Profitability - Quarter Ended September 30, 2016

($ In Millions)	Production			Servicing				
	Financial Institutions	Real Estate	Total Production	Sub-Servicing	Owned Servicing	Total Servicing	Other	Total PHH
Fee revenue	$ 65	$ 10	$ 75	$ 20	$ 69	$ 89	$ —	$ 164
Gain on loans held for sale, net	32	55	87	—	—	—	—	87
Net secured interest income	2	1	3	—	—	—	—	3
Unsecured interest expense	—	—	—	—	(10)	(10)	—	(10)
Other changes in value of MSRs[2]	—	—	—	—	(37)	(37)	—	(37)
Other income	3	—	3	—	—	—	—	3
Subtotal - Revenues	**102**	**66**	**168**	**20**	**22**	**42**	**—**	**210**
Market-related change in value of MSRs, net of related derivatives	—	—	—		(13)	(13)	—	(13)
Total Net Revenues	**102**	**66**	**168**	**20**	**9**	**29**	**—**	**197**
Direct expenses	46	45	91	14	34	48	—	139
Shared services expenses			45			18	1	64
Notable items - expenses[1]			4			15	4	23
Total expenses			**140**			**81**	**5**	**226**
Income (loss) before income taxes			28			(52)	(5)	(29)
Noncontrolling interest			6			—	—	6
Segment profit (loss)			$ 22			$ (52)	$ (5)	$ (35)
Unit volume [3]	13,697	7,379	**21,076**	480,111	596,008	**1,076,119**		

(1) See Slide 12 for detail of Notable items.

(2) Includes MSR fair value adjustments related to prepayments and receipt of recurring cash flows.

(3) For Production, Unit volume reflects the number of loan closings for the quarter. For Servicing, Unit volume reflects the average number of loans serviced for the quarter.

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PHH® CORPORATION

Tangible Book Value ($ In millions, except per share amounts) As of As of December 31, December 31, September 30, September 30, December 31, December 31, 2016 2016 2016 2016 2015 2015 Total PHH Corporation stockholders’ equity - as reported $ 1,092 $ 1,224 $ 1,318 Goodwill & Intangible Assets — — — Tangible Book Value $ 1,092 $ 1,224 $ 1,318 Common Shares Issued and Outstanding 53,599,433 53,585,565 55,007,983 Tangible Book Value per Share $ 20.37 $ 22.84 $ 23.96

We also have commitments to transfer approximately $300 million of Servicing advances to the counterparties of these agreements (based on the December 31, 2016 portfolio). On February 2, 2017, the initial sale to Lakeview was completed, with proceeds expected for $77 million of MSR fair value and $11 million of Servicing advances, representing $10.3 billion of UPB transferred. The final proceeds received from each MSR sale is dependent on the portfolio composition and servicing advances outstanding at each transfer date, the amount of investor and origination source consents received, and transaction costs. The sale of $440 million of MSRs and Servicing advances underlying these agreements currently requires consents other than GSEs. As of December 31, 2016 As of December 31, 2016 MSR Fair Value MSR Fair Value UPB UPB Loan Count ($ In millions) ($ In millions) (units) MSR Commitments: New Residential Investment Corp. $ 579 $ 69,937 466,962 Lakeview Loan Servicing 97 13,369 88,117 Other counterparties 2 158 699 Non-committed 12 1,193 11,869 Total MSR Asset $ 690 $ 84,657 567,647 MSR Sale Commitments The following table summarizes our MSR sale commitments as of year-end.

Mortgage Production Operating Metrics ($ In millions) Three Months Ended Three Months Ended Year Ended Year Ended December 31, December 31, September 30, September 30, % December 31, December 31, % December 31, December 31, December 31, December 31, % 2016 2016 2016 2016 Change 2015 2015 Change 2016 2016 2015 2015 Change Closings Mix Saleable to investors $ 2,552 $ 2,759 (8)% $ 2,518 1% $ 10,146 $ 13,218 (23)% Fee-based 6,333 7,258 (13)% 6,324 — % 27,083 27,386 (1)% Total Closings $ 8,885 $ 10,017 (11)% $ 8,842 — % $ 37,229 $ 40,604 (8)% Closings by Channel Retail—Private Label Services $ 7,100 $ 7,853 (10)% $ 6,900 3% $ 29,261 $ 30,436 (4)% Retail—Real Estate 1,785 2,137 (16)% 1,634 9% 7,383 8,752 (16)% Wholesale/Correspondent — 27 (100)% 308 (100)% 585 1,416 (59)% Total Closings $ 8,885 $ 10,017 (11)% $ 8,842 — % $ 37,229 $ 40,604 (8)% Applications by Channel Retail—Private Label Services $ 6,319 $ 9,743 (35)% $ 7,982 (21)% $ 35,512 $ 38,672 (8)% Retail—Real Estate 1,790 2,610 (31)% 1,846 (3)% 9,206 10,845 (15)% Wholesale/Correspondent — — — % 390 (100)% 691 2,123 (67)% Total Applications $ 8,109 $ 12,353 (34)% $ 10,218 (21)% $ 45,409 $ 51,640 (12)% IRLCs by Channel Retail—Private Label Services $ 493 $ 834 (41)% $ 495 — % $ 2,451 $ 3,236 (24)% Retail—Real Estate 195 365 (47)% 433 (55)% 1,530 2,638 (42)% Wholesale/Correspondent — — — % 246 (100)% 392 1,325 (70)% Total IRLCs expected to close $ 688 $ 1,199 (43)% $ 1,174 (41)% $ 4,373 $ 7,199 (39)% Total loan margin (in bps) 405 388 4% 305 33% 352 310 14 % Loans sold $ 2,744 $ 2,954 (7)% $ 2,628 4% $ 10,548 $ 13,630 (23)%

Gain on Loans (1) Represents the change in value of mortgage loans, IRLCs and related derivatives, including the impact of changes in actual pullthrough as compared to our initial assumptions. 2014 2014 2015 2015 2016 2016 1Q 1Q 2Q 2Q 3Q 3Q 4Q 4Q 1Q 1Q 2Q 2Q 3Q 3Q 4Q 4Q 1Q 1Q 2Q 2Q 3Q 3Q 4Q 4Q Total Loan Margin Priced-in margin 197 180 175 189 215 200 200 217 217 205 200 254 308 327 Base servicing value 94 93 103 102 100 99 99 102 102 100 95 89 80 78 Total loan margin (in basis points) 291 273 278 291 315 299 319 305 295 343 388 405 IRLCs Expected to Close ($M) $ 1,750 $ 2,060 $ 1,849 $ 1,603 $ 2,135 $ 2,158 $ 1,732 $ 1,174 $ 1,168 $ 1,318 $ 1,199 $ 688 Gain on loans margin (Total loans sold) Gain on Loans held for sale, net: Gain on loans $ 48 $ 68 $ 59 $ 52 $ 71 $ 76 $ 58 $ 51 $ 40 $ 66 $ 75 $ 47 Change in fair value of Scratch and Dent and certain non-conforming loans (7) (2) (2) (1) — (1) — — (2) (1) — (3) Economic hedge results (1) 10 14 12 13 11 11 11 10 10 12 12 6 Gain on loans held for sale, net ($M) $ 51 $ 80 $ 69 $ 64 $ 82 $ 86 $ 69 $ 61 $ 48 $ 77 $ 87 $ 50 Loans sold ($M) $ 2,923 $ 3,053 $ 3,692 $ 2,887 $ 2,964 $ 3,804 $ 4,234 $ 2,628 $ 2,163 $ 2,687 $ 2,954 $ 2,744 Gain on loans margin (Total loans sold)(in basis points) 174 262 187 222 277 226 163 232 222 287 295 182 With the shift of salable volume to our regional centers, and our decision to exit Correspondent Lending, we have supplemented our measure of Total Loan Margin, with a metric of Gain on loans margin (expressed in bps over Total loan sales). We believe this is more representative of our revenue margin given the current volume mix and trends.

Components of Mortgage Production Expenses (In millions) Three Months Ended Three Months Ended Year Ended Year Ended December 31, December 31, September 30, September 30, December 31, December 31, December 31, December 31, December 31, December 31, 2016 2016 2016 2016 2015 2015 2016 2016 2015 2015 Commissions and Origination Expenses Commissions $ 15 $ 19 $ 14 $ 64 $ 79 Loan origination expenses 12 18 19 64 91 Total Origination Expenses 27 37 33 128 170 Production Expenses Salary, benefits and incentives - Volume Related 39 42 38 171 168 Salary, benefits and incentives - G&A 4 6 6 25 28 Contract labor and overtime 6 5 5 20 17 Professional and third-party service fees 5 6 9 22 34 Technology equipment and software expenses 1 1 — 4 3 Other expenses 9 7 8 27 26 Total Production Expenses 64 67 66 269 276 Corporate Overhead and Other Expenses Corporate overhead allocation—IT 15 16 25 68 80 Corporate overhead allocation—Other 11 12 11 50 51 Exit and disposal costs 33 — — 33 — Occupancy and other office expenses 7 6 7 27 31 Depreciation and amortization 1 2 2 8 11 Total Corporate Overhead and Other Expenses 67 36 45 186 173 Total Production Segment Expenses $ 158 $ 140 $ 144 $ 583 $ 619

Mortgage Servicing Operating Metrics ($ In millions) As of As of December 31, December 31, September 30, September 30, % December 31, December 31, % 2016 2016 2016 2016 Change 2015 2015 Change Total loan servicing portfolio Owned $ 85,472 $ 89,598 (5)% $ 99,869 (14)% Subserviced 89,170 138,285 (36)% 126,390 (29)% Ending total loan servicing portfolio $ 174,642 $ 227,883 (23)% $ 226,259 (23)% Owned 567,647 588,700 (4)% 642,379 (12)% Subserviced 264,718 475,877 (44)% 450,295 (41)% Total number of loans serviced (units) 832,365 1,064,577 (22)% 1,092,674 (24)% Delinquency rate (% of UPB, excluding foreclosure and REO) 2.56% 2.24% 14% 2.47% 4 % Capitalized servicing portfolio Ending capitalized loan servicing portfolio $ 84,657 $ 88,622 (4)% $ 98,990 (14)% Capitalized servicing rate 0.82% 0.73% 12% 0.89% (8)% Capitalized servicing multiple 2.9 2.6 12% 3.1 (6)% Weighted-average servicing fee (in bps) 28 28 — % 29 (3)% Weighted-avg. interest rate of capitalized servicing portfolio 4.1% 4.1% — % 4.1% — %

Components of Mortgage Servicing Expenses (In millions) Three Months Ended Three Months Ended Year Ended Year Ended December 31, December 31, September 30, September 30, December 31, December 31, December 31, December 31, December 31, December 31, 2016 2016 2016 2016 2015 2015 2016 2016 2015 2015 Salaries and related expenses $ 14 $ 17 $ 12 $ 68 $ 56 Foreclosure and repossession expenses 9 10 10 35 51 Professional and third-party service fees 8 9 9 35 28 Technology equipment and software expenses 5 4 4 17 16 Occupancy and other office expenses 4 4 3 17 16 Depreciation and amortization 1 — 1 3 2 Other operating expenses Repurchase and foreclosure-related charges 9 7 1 19 6 Legal and regulatory reserves 22 11 — 38 78 Corporate overhead allocation—IT 6 7 8 29 27 Corporate overhead allocation—Other 5 6 4 22 17 Other servicing related expenses 10 6 10 23 32 Subtotal - Other operating expenses $ 52 $ 37 $ 23 $ 131 $ 160 Total Servicing Segment Expenses $ 93 $ 81 $ 62 $ 306 $ 329

Vintage Analysis of Capitalized Servicing Portfolio Delinquencies as a percentage of the total unpaid balance of the capitalized portfolio; includes foreclosure and REO. Delinquency Rates(1) 2008 and prior 2009 - 2012 2013+ Total Total Portfolio 30 day 5.0% 1.5% 0.9% 2.1% 60 day 1.6% 0.4% 0.2% 0.6% 90 day plus 7.2% 1.1% 0.4% 2.2 % Total 30+ 13.8% 3.0% 1.5% 4.9 % Agency 30 day 5.8% 0.7% 0.8% 1.6% 60 day 1.9% 0.2% 0.1% 0.4% 90 day plus 5.8% 0.4% 0.2% 1.2 % Total 30+ 13.5% 1.3% 1.1% 3.2 % GNMA 30 day 8.0% 3.7% 2.4% 3.7% 60 day 1.9% 1.0% 0.4% 0.9% 90 day plus 4.2% 1.7% 0.8% 1.5 % Total 30+ 14.1% 6.4% 3.6% 6.1 % Private/Other 30 day 3.7% 3.7% 0.4% 3.5% 60 day 1.1% 2.8% 0.2% 1.1% 90 day plus 9.4% 37.0% 3.0% 10.2 % Total 30+ 14.2% 43.5% 3.6% 14.8 % As of December 31, 2016 ($ in millions) 2008 and prior 2008 and prior 2009- 2012 2009- 2012 2013+ 2013+ Total Total Total Capitalized Portfolio MSR value $ 102 $ 352 $ 236 $ 690 Capitalized Servicing Rate 0.55% 0.88% 0.92% 0.82% 2016 payoffs $ 3,370 $ 8,306 $ 2,751 $ 14,427 Unpaid Principal Balance Agency $ 9,978 $ 29,917 $ 21,853 $ 61,748 GNMA 752 9,946 3,152 13,850 Private/Other 7,932 434 693 9,059 Total Capitalized Portfolio $ 18,662 $ 40,297 $ 25,698 $ 84,657 Weighted Average Note Rate Agency 5.2% 4.1% 3.8% 4.2 % GNMA 5.9% 4.2% 3.6% 4.2 % Private/Other 3.6% 4.4% 3.8% 3.6 % Total Capitalized Portfolio 4.5% 4.1% 3.8% 4.1%

Non-GAAP Financial Measures

Non-GAAP Financial Measures Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, adjusted cash flow, adjusted EBITDA and adjusted EBITDA after net investment in MSRs are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G. These Non-GAAP measures are used in managing certain aspects of the Company’s business. For example, management’s reviews of results incorporate Non-GAAP measures and certain of the Company’s debt agreements contain covenants calculated using a measure similar to the calculations of the Non-GAAP measures. The Company has also designed certain management incentives based upon the achievement of targets related to Non-GAAP measures. The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period. The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit or loss, Income or loss before income taxes, Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation in accordance with GAAP. Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights. The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Non-GAAP Financial Measures (continued) Adjusted Cash Flow Adjusted cash flow measures the Company’s Net increase or decrease in cash and cash equivalents for a given period excluding changes resulting from the issuance or repurchase of equity or the issuance or repayment of unsecured or other debt by PHH Corporation. The Company believes that Adjusted cash flow is a useful measure for investors because the measure may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity. Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position and can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and loan margins. Adjusted EBITDA and Adjusted EBITDA after Net Investment in MSRs Adjusted EBITDA measures the Company’s financial performance excluding: (i) unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments; (ii) realized and unrealized changes in value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights; (iii) interest expense on unsecured debt; (iv) provision for income taxes; and (v) depreciation and amortization. Adjusted EBITDA also excludes the impact of certain significant unusual items that may not be reflective of the underlying operating performance of the business during the period. Adjusted EBITDA after net investment in MSRs is further adjusted to exclude the value of initial capitalized mortgage servicing rights as well as the change in value of mortgage servicing rights due to prepayments and the receipt of recurring cash flows. Adjusted EBITDA and Adjusted EBITDA after net investment in MSRs are intended to illustrate the Company’s operating profitability available to service unsecured debt obligations before and after considering its investment in mortgage servicing rights. Adjusted EBITDA includes the non-cash increase in value of originated MSRs in the period that is expected to be realized over time as well as the non-cash decline in value of MSRs due to the receipt of recurring cash flows and prepayments. Since Adjusted EBITDA after net investment in MSRs excludes the impact of mortgage servicing rights, it is more closely aligned with cash earnings realized during the period.

Non-GAAP Financial Measures Reconciliation – Core Earnings (1) Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model. (2) Represents the total estimated tax impact of Core adjustment amounts, utilizing an incremental effective tax rate of 39%. Three Months Ended Three Months Ended Year Ended Year Ended December 31, December 31, September 30, September 30, December 31, December 31, December 31, December 31, December 31, December 31, 2016 2016 2016 2016 2015 2015 2016 2016 2015 2015 Loss from before income taxes - as reported $ (206) $ (29) $ (83) $ (304) $ (213) Less: net income attributable to noncontrolling interest — 6 3 9 14 Segment loss (206) (35) (86) (313) (227) Market-related fair value adjustments (1) (74) 9 27 100 18 Net derivative loss (gain) related to MSRs 129 4 25 (10) (29) Core loss (pre-tax) $ (151) $ (22) $ (34) $ (223) $ (238) Net loss attributable to PHH Corporation - as reported $ (133) $ (27) $ (54) $ (202) $ (145) Market-related fair value adjustments (1) (74) 9 27 100 18 Net derivative loss (gain) related to MSRs, net of taxes 129 4 25 (10) (29) (78) (14) (2) (112) (156) Income tax expense (benefit) on Core adjustments(2) 22 5 21 35 (4) Core loss (after-tax) $ (100) $ (19) $ (23) $ (147) $ (152) Core loss (after-tax) per share $ (1.86) $ (0.35) $ (0.38) $ (2.74) $ (2.74) Basic weighted-average common shares outstanding used in calculating per-share amounts 53.659 53.578 58.536 53.627 55.202 (In millions, except per share data)

Non-GAAP Financial Measures Reconciliation – Core Earnings by Segment (1) Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model. (In millions) Three Months Ended December 31, 2016 Three Months Ended December 31, 2016 Year Ended December 31, 2016 Year Ended December 31, 2016 Mortgage Production Mortgage Production Mortgage Servicing Mortgage Servicing Other Other Mortgage Production Mortgage Production Mortgage Servicing Mortgage Servicing Other Other Segment loss $ (62) $ (117) $ (27) $ (53) $ (223) $ (37) Market-related fair value adjustments (1) — (74) — — 100 — Net derivative loss (gain) related to MSRs — 129 — — (10) — Core loss $ (62) $ (62) $ (27) $ (53) $ (133) $ (37) Three Months Ended December 31, 2015 Three Months Ended December 31, 2015 Year Ended December 31, 2015 Year Ended December 31, 2015 Mortgage Production Mortgage Production Mortgage Servicing Mortgage Servicing Other Other Mortgage Production Mortgage Production Mortgage Servicing Mortgage Servicing Other Other Segment loss $ (21) $ (65) $ — $ (47) $ (131) $ (49) Market-related fair value adjustments (1) — 27 — — 18 — Net derivative loss (gain) related to MSRs — 25 — — (29) — Core loss $ (21) $ (13) $ — $ (47) $ (142) $ (49) Three Months Ended September 30, 2016 Three Months Ended September 30, 2016 Mortgage Production Mortgage Production Mortgage Servicing Mortgage Servicing Other Other Segment profit (loss) $ 22 $ (52) $ (5) Market-related fair value adjustments (1) — 9 — Net derivative loss related to MSRs — 4 — Core profit (loss) $ 22 $ (39) $ (5)

Non-GAAP Financial Measures Reconciliation – Adjusted Cash Flow and Adjusted EBITDA (In millions) Three Months Ended Three Months Ended Year Ended Year Ended December 31, December 31, September 30, September 30, December 31, December 31, December 31, December 31, December 31, December 31, 2016 2016 2016 2016 2015 2015 2016 2016 2015 2015 Adjusted cash flow Net (decrease) increase in Cash and cash equivalents - as reported $ (90) $ (9) $ (76) $ — $ (353) Adjustments: Principal payments on unsecured borrowings $ — $ — $ — $ — $ 245 Repurchase of Common Stock — — 77 23 77 Issuances of Common Stock — — — — (2) Adjusted cash flow $ (90) $ (9) $ 1 $ 23 $ (33) Adjusted EBITDA Loss from continuing operations before income taxes - as reported $ (206) $ (29) $ (83) $ (304) $ (213) Less: net income attributable to noncontrolling interest — 6 3 9 14 Segment loss (206) (35) (86) (313) (227) Market-related fair value adjustments (74) 9 27 100 18 Net derivative loss (gain) related to MSRs 129 4 25 (10) (29) Core loss (pre-tax) $ (151) $ (22) $ (34) $ (223) $ (238) Plus: Unsecured interest expense $ 11 $ 10 $ 11 $ 42 $ 55 Plus: Depreciation and amortization 3 4 5 16 18 Adjusted EBITDA $ (137) $ (8) $ (18) $ (165) $ (165) Plus: Change in MSR value due to actual prepayments and receipts of recurring cash flows $ 40 $ 37 $ 37 $ 138 $ 169 Less: Capitalization of originated MSRs (15) (15) (21) (60) (101) Adjusted EBITDA after net investment in MSRs $ (112) $ 14 $ (2) $ (87) $ (97)

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The following is an edited transcript of an investor conference call held on February 16, 2016, by PHH Corporation:

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Operator:  Good day, ladies and gentlemen, and welcome to the PHH Corporation fourth quarter 2016 earnings conference call. Your lines will be in a listen only mode during remarks by PHH management. At the conclusion of the company’s remarks, we will begin a question and answer session, at which time I will give you instructions on entering the queue to ask your questions. Today’s call is also being webcast and recorded for replay purposes. The audio replay can be accessed by dialing 888-203-1112 or 719-457-0820 and using the conference ID 7799107 or by visiting the Investor Relations page on PHH’s website, www.phh.com/invest beginning shortly after the conference call. It will be available until March 3, 2017. The access information is also described in the Company’s press release and I will repeat it again at the end of our session.

At this time, Hugo Arias, Senior Vice President, Treasurer and Investor Relations, will proceed with the introductions.

Hugo Arias:  Good morning, and welcome to PHH Corporation’s fourth quarter 2016 earnings conference call. There is an investor presentation to accompany this conference call, including an appendix of supplemental schedules that is posted in the Investors section of our Web site at www.phh.com under webcasts and presentations.

Please note that statements made during this conference call include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as further described in Slide 2 of our fourth quarter 2016 investor presentation. Such forward-looking statements represent our current beliefs regarding future events, and are not guarantees of performance or results. Actual results, performance or achievements, may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors, including but not limited to the factors under the heading, Cautionary Note Regarding Forward-Looking Statements and Risk Factors in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are also available in the Investors section of our Web site. Investors are cautioned not to place undue reliance on such forward-looking statements.

The earnings release we issued yesterday also may be accessed from the Investors section of our Web site or you may request a faxed or mailed copy by calling our Investor hotline.

During this call, we may discuss various non-GAAP financial measures, including core earnings or loss pre-tax, core earnings or loss after-tax, core earnings or loss per share and adjusted cash flow. Please refer to our earnings release and accompanying investor presentation for a description of these and other non-GAAP financial measures, as well as a reconciliation of such measures to their respective most directly comparable GAAP financial measures.

During the call, we may also discuss our proposed MSR sale to New Residential Mortgage LLC or NRZ pursuant to the agreement for the purchase and sale of servicing rights by and between NRZ, PHH Mortgage Corporation, and PHH and our proposed sales of PHH Home Loans pursuant to the asset purchase agreement with Guaranteed Rate Affinity. You are advised to read when available PHH’s filings with the Securities and Exchange Commission, including its proxy statements or statements to be used in connection with a solicitation of proxies for the special meetings of stockholders to approve the transactions because these documents will contain important information about the transaction and the participants’ interest in such transaction.  These documents can be obtained without charge by accessing the PHH website at www.phh.com or the SEC website at www.sec.gov.

Speaking on the call today will be Glen Messina, President and Chief Executive Officer; and Rob Crowl, Chief Financial Officer. Other members of PHH’s senior management team are also with us and will be available to take your questions.

I now will turn the call over to Glen Messina.

Glen Messina:  Thank you, Hugo. Today, I will start by discussing the outcomes and conclusions of our strategic review process and related next steps. I will then turn it over to Rob who will cover the fourth quarter financial results in detail. After Rob’s financial review, I’ll provide some brief closing remarks before I open the call up for questions.

Now, please turn to Slide 5. We have completed our evaluation of strategic alternatives after a comprehensive examination of all available options. As a result of the process, we expect to monetize substantially all the assets and platforms where we received actionable and compelling offers. We estimate total proceeds of up to $1.1 billion from these actions subject to the assumptions set forth in the supplement. We are exiting those business platforms that were deemed unattractive.

We estimate that up to $550 million of excess cash could be available. This amount is subject to certain assumptions referenced in the supplemental schedules, which I will discuss later, including completion of our asset sales, repayment of debt, payment of certain cost, and maintenance of cash for operations and contingencies. We intend to commence returning to shareholders substantially all of our excess cash following the settlement of substantially all our MSR and PHH Home Loan asset sales.

We have determined that a complete dissolution of the business was suboptimal for shareholders. This is due to its higher cost, average tax consequences, potentially prolonged timing for capital distributions, and unquantifiable risks. We believe the best way to maximize shareholder value is to transition to a capital light business model comprised of sub-servicing and portfolio retention services, which we refer to as PHH 2.0.

We expect this will enable us to maximize near term capital distributions and preserve the value of our tax assets.  Additionally, we believe PHH 2.0 can create incremental value through potential future earnings and by maintaining the flexibility to consider future strategic actions.

We believe PHH 2.0 could ultimately generate low double-digit to mid-teen returns on approximately $200 million of required capital and has the potential to generate incremental excess capital from operations and further right sizing of its balance sheet.

I will now discuss in greater detail how we reached our conclusions and the actions we’re taking.

Now, please turn to Slide 6. We ran a competitive process to assess the best opportunities to maximize the value of our platforms and assets. We evaluated the strategic potential for our business platforms. As a result of this process, we have entered into transactions, which if completed in their entirety, will monetize a material portion of our balance sheet.  These include two separate agreements to sell substantially all of our MSRs and related servicing advances. We expect these actions could generate proceeds of up to $974 million before transaction and other costs based on portfolio composition at 12/31/16 and assuming receipt of all consents. A three-year subservicing arrangement with New Residential, which would cover up to 467,000 mortgage loans and a transaction with Guaranteed Rate Affinity to monetize the value of our investment and the PHH Home Loans joint venture.  We estimate this transaction will generate up to $92 million in proceeds.

In addition, we have entered into an agreement with Lender Live to transfer to them certain operating assets, personnel, and responsibilities and outsource certain PLS mortgage origination fulfillment functions. We believe this will help mitigate certain operating risks associated with the wind down of the PLS originations business.

As previously discussed, we did not receive an actionable proposal to acquire either the entire company or our PLS originations platform. We have exited the correspondent business and we are exiting the PLS originations business. Additionally, we did not receive an actionable proposal for our sub-servicing platform that reflected the future value of its expected cash flows.

Now, please turn to Slide 7. Our potential cash balance would be $1.9 billion for our to considering potential cash uses. This is based on our 12/31 cash position and MSR portfolio composition and assuming all asset sales are completed in their entirety. Our estimated cost to restructure the business is up to $320 million on a pretax basis. This includes up to $220 million of combined PLS operating losses and exit costs, $60 million to execute the contemplated asset sales, and $40 million to reengineer the remaining business infrastructure.

We have also earmarked approximately $700 million of cash to retire our unsecured debt and servicing advance funding facility. In addition, we have updated our liquidity earmarks to approximately $250 million for legal and regulatory matters, loan repurchases, MSR sale indemnifications and other contingencies. Finally, we have earmarked $90 million in cash required to operate PHH 2.0.

As part of this plan, we estimate up to $550 million of potential excess cash could be available. In addition, we believe that operating an ongoing business could facilitate the utilization of $55 million in deferred tax assets. Our estimate of potential excess cash is based on certain assumptions regarding the completion of our asset sales, including MSR portfolio composition as of 12/31/16 and all requisite consents being received for the MSR sales, the value realized from the monetization of the PHH Home Loans joint venture, as well as the requirements for operating cash, contingencies, and transaction restructuring and PLS exist costs.  There can be no assurances that the actual amount of excess cash will not vary materially from our estimates.

Now, please turn to Slide 8. We have explored in detail the economics of fully dissolving and shutting down all remaining business operations. We believe this approach is less attractive for shareholders. This is as a result of higher transaction and execution cost, negative tax consequences, and higher uncertainty, which may result in a more prolonged timeframe for capital returns. We believe a dissolution could result in increased execution cost of approximately $90 million on a pretax basis and approximately $80 million of unrealizable tax benefits. We estimate potential excess cash in a dissolution of up to $570 million after adjusting for lower operating cash requirements and higher restructuring expenses on a tax adjusted basis.  We expect a dissolution may take up to five years and could give rise to significant claims and litigation risk typically associated with the full company dissolution, which can adversely impact the amount and timing of capital returns.

Now, please turn to Slide 9. After completion of our asset sales, we intend to restructure the business to operate as a capital light subservicing and portfolio retention services business. We believe this will enable us to maximize near term capital distributions and preserve the value of our tax assets.  Additionally, we believe PHH 2.0 can create incremental value through potential future earnings and by maintaining the flexibility to consider future strategic actions.

The subservicing agreement with New Residential positions us to become the third largest subservicer at 12/31/16. In addition, we believe we have core strengths and favorable attributes in several key requirements to achieve success in the subservicing business such as reputation, compliance infrastructure, investor performance, and direct cost per loan.

We believe PHH 2.0 could generate low double-digit to mid-teen returns on approximately $200 million of required capital. We expect it to be near breakeven in 2018 and profitable in 2019. We also believe the business has the potential to generate incremental excess capital from business operations and further right sizing of the balance sheet.  To achieve these financial targets, we need to realize our cost reengineering, subservicing growth, and portfolio retention improvement assumptions. In addition, we will continue to evaluate opportunities to enhance the scale and operating efficiency of the business through acquisitions or combination transactions.

We believe our growth expectations are supported by a $1.2 trillion subservicing target market. This market segment is comprised of independent mortgage bankers, community banks, credit unions, and other mortgage investors. We expect the market will grow by 10% per annum over the next several years driven by three major dynamics: Slower prepayment speeds and growth in the home purchase related mortgage financing market consistent with MBA projections; lack of operation scale for smaller MSR owners in a target market will need to continually invest in their technology infrastructure to keep pace with consumer, regulatory and investor requirements; and growth of MSR ownership by financial investors who do not have in-house servicing capabilities.

We intend to substantially reengineer and reduce operating and overhead costs. We estimate this will take up to 12 to 18 months to complete and we have formulated an experienced cross functional team to execute these actions.  We are targeting total annual shared servicing expenses of approximately $75 million and PHH 2.0’s first full year as a standalone business.

We recognize there are three key risks in our sub-servicing business that we need to manage - natural runoff of servicing units, significant client concentrations, and sure term contractual arrangements with certain clients which provide them termination rights at any time without cause.

Also, market factors such as higher interest rates, evolving regulations and potentially volatile capital market conditions may adversely impact demand for MSRs by non-bank investors and create a more challenging environment for sub-servicing.

In portfolio retention, we have assumed to achieve a 12% recapture rate by 2019 versus 7% at year-end 2016. We believe this improvement in our portfolio capture rate is achievable based on our internal trends and historical market norms for focused portfolio retention platforms. As a point of reference, historical recapture rates for focused platforms tend to be around 20%. However, the ultimate rate of recapture may be heavily dependent on (interest rate) levels and product offerings such as Harp and FHA streamline refinance.

We have built significant momentum in this business as evidenced by having grown our portfolio retention volume from a very small basin 2015 to $1.2 billion in 2016 closings. At this time, we expect to grow our closings to approximately $1.5 billion in 2017 with direct operating margins of around 130 to 170 basis points. These expectations have been calibrated for a projected sharp decline in refinancing volume as a result of higher interest rates and for the sale of our Ginnie Mae MSR portfolio.

Please turn to Slide 10. We are focused on executing the necessary actions to close the contemplated asset sales. In early February, we closed the initial sale of MSRs to Lakeview for total expected proceeds of $88 million.

The transactions with New Residential and Guaranteed Rate Affinity require shareholder approval which we are targeting to complete in the second quarter of 2017.

The New Residential transaction is also subject to certain PLS clients and investor consents and approvals. MSR sales are expected to close in a sequenced approach following all applicable consents and approvals which could stretch closings into the fourth quarter.

With respect to the PHH Home Loans asset sale, Guaranteed Rate Affinity, we’ll need to finalize certain operating requirements including state licensing. As a result, the transaction is expected to include a series of interim asset sale closings.  The initial closing is targeted for June and a final closing is expected to occur in the fourth quarter.

At the appropriate time, we will also be launching an offer to purchase our unsecured notes as required under the terms of our bond indentures at a price of 101% of outstanding principal amount.

Once we have the appropriate level of certainty with respect to the amount and timing of sources and uses of cash from our strategic actions, we intend to take the necessary actions to commence any return of capital to shareholders.  The amount, timing and method of capital return actions will be determined after the completion of certain asset sales that we expect to be no later than the fourth quarter.

We intend to commence our reengineering program concurrent with the PLS wind down and the completion of the asset sales transactions.

With respect to the exit from the PLS business, we’re still targeting to be substantially complete by the end of the first quarter of 2018.  We currently have transitioned plans to be complete in 2017 for clients representing 55% of our PLS volume. We have increased our estimate of total cash exit and operating costs to $195 million to $220 million including $26 million expense in this quarter.  This increase is related to higher expected operating losses due to lower projected volumes and a slower wind down of certain shared services costs. The final amount of PLS operating losses will be primarily dependent on the level of future mortgage origination volumes and the timing of client exits, among other factors. And now I’ll turn it over to Rob.

Rob Crowl:  Thanks, Glen. Our consolidated results are shown on Slide 11 and it notable items are shown on Slide 12.

For the fourth quarter of 2016, we reported a net loss attributable to PHH Corporation of $133 million, or $2.49 per basic share.  This compares to a net loss of $27 million, or 50 cents per basic share, in the prior quarter. Included in this quarter’s results were pre-tax market related MSR mark to market adjustments, net of hedging results of negative $55 million as compared to negative $13 million in the third quarter of 2016.

Core loss pretax in the fourth quarter which excludes.net MSR mark:  $151 million and included $114 million of PL affected cost and notable items. Notable items this quarter totaled $73 million and were comprised of a $23 million non-cash impairment charge in our stars and equity investment, $22 million in legal and regulatory reserves, $21 million in strategic review expenses, $6 million in reengineering and growth investments and $1 million related to MSR sales.  PLS exit costs, which totaled $41 million, were primarily driven by $26 million in severance, retention and contract termination costs and a $50 million non-cash charge related to the asset impairment of PLS specific IT systems and facilities. This compares to a pretax core loss of $22 million last quarter which included $23 million and notable items.

Moving to Slide 13, in the fourth quarter, the mortgage production segment recorded a loss of $62 million which included $61 million in PLS exit costs and notable items. Included in the fourth quarter’s results were $33 million in PLS exit costs comprised of $14 million of PLS specific IT systems and facilities impairment, $18 million of severance costs and $1 million and contract termination costs.  Notable items totaled $28 million and include a $23 million stars impairment and $4 million in reengineering costs. Fourth-quarter production segment results were also reflective of a lower production environment due to a continued reduction in PLS closings and seasonal declines in real estate origination activities. On a sequential quarter basis, loan closings were $8.9 billion, down 11% and applications were $8.1 million, down 34%. Interest rate lots commitments expected to close were $688 million, down 43%. Total loan margins widened 17 basis points to 405 basis points.

Please turn to Slide 14. Our mortgage servicing segment recorded a loss of $117 million in the fourth quarter of 2016 compared to a signal loss of $52 million in the prior quarter. These results include market related MSR mark to market adjustments, that of hedging results of negative $55 million in the fourth quarter and negative $13 million in the third quarter. Fourth-quarter MSR market related results, net of hedging activities, were comprised of a $74 million positive market related MSR mark to market adjustment driven by increase in rates during the quarter and the related market calibration associated with the economics and our previously announced MSR sale agreements to Lakeview in New Residential. Offset by a loss of $129 million in our MSR hedge primarily due to an 88 basis point increase in the ten year swap rate. At this time, the majority of our MSR hedge positions have been closed out as the ultimate amount realized will be based on portfolio size and composition rather than interest rate fluctuations.

On a core basis, fourth-quarter 2016 mortgage servicing, pretax, core loss, was $62 million compared to a $39 million core loss in the third quarter. Included in fourth quarter’s results were $26 million of notable items as compared to $15 million last quarter. The increase in notable items in the fourth quarter was primarily a result of higher legal and regulatory reserves.  Loan servicing income fell $7 million to $82 million as compared to the prior quarter including a $3 million decline from sub-servicing revenue due to units transferred during the fourth quarter. Expenses were $12 million higher quarter recorder mostly due to the change in legal and regulatory reserves.

Sub-servicing units were $265,000 versus $476,000 last quarter driven by the transfer of 215,000 units related to Merrill Lynch and HSBC loans during the quarter. In addition, are capitalized portfolio declined by 4% from the prior quarter.

At the end of the fourth quarter, we valued are capitalized MSR at 82 basis points, or $692 million, representing a 2.9 times multiple.  Actual annualized prepayment speeds in the fourth quarter were up 18%, unchanged from the third quarter. Fourth-quarter MSR value of $690 million is comprised of $579 million of MSRs attributable to the New Residential sale population, $97 million attributable to the Lakeview sale population and $14 million of residual MSRs.

Now please turn to Slide 15, a summary of important facts, timelines and expectations for PHH 2.0. The PHH 2.0 transition will require a series of coordinated activities throughout 2017 and into 2018 in order to successfully execute the work seems necessary to complete our asset sale agreements, wind down the PLS business and restructure our business operations.  We expect the majority of the transition activities and related financial impacts to occur in 2017 based on the timelines provided with the PLS business exit stretching into 2018.

As transition activities are executed and related costs declined, we expect PHH 2.0 to be near breakeven in 2018 and profitable in 2019 based on the current business fundamentals, anticipated growth prospects and targeted corporate overhead levels, we believe the business can ultimately generate low double-digit to mid-teens returns on capital.

Please turn to Slide 16. We continue to act with a sense of urgency to resolve our legacy, legal and regulatory matters.

In the quarter, we reached a final settlement with the New York Department of Financial Services on the previously disclosed consent order and made the required settlement payment of $20 million.  This action, combined with a $21 million increase in reserves for other matters, resulted in a $7 million net reduction in reserves during the fourth quarter.  Partly corresponding to the increase in reserves, was a $45 million reduction in our estimate of reasonably possible losses in excess of reserves. These changes reflect the most current information about unresolved matters.

In the CFPB matter, we are awaiting the decision of the Circuit Court of Appeals regarding the CFPB’s petition for re-hearing en banc. And with respect to the MMC and FHA matters, we remain highly engaged and do not have any material updates at this time. And now I’ll send it back over to Glen.

Glen Messina:  Thanks, Rob. Now please turn to Slide 17. We expect to monetize substantially all the assets and platforms are have received actionable and compelling offers.  We estimate total proceeds of up to $1.1 billion in these actions subject to the assumptions set forth in the supplement. We are exiting those business platforms that were deemed unattractive.

We estimate that up to $550 million of excess cash could be available. This amount is subject to certain assumptions referenced in the supplemental schedules including completion of our asset sales, repayment of debt, payment of certain costs and maintenance of cash for operations and contingencies.

We intend to commence returning to shareholders substantially all of our excess cash following the settlement of substantially all of our MSR and PHH Home Loan asset sales.

We determined that a complete dissolution was sub-optimal for shareholders. This is due to its higher cost, adverse tax consequences, potentially prolonged timing for capital distributions and unquantifiable risks.

We believe the best way to maximize shareholder value is to transition to a capital-light business model comprised of subservicing and portfolio retention services which were referred to as PHH 2.0.

We expect this will enable us to maximize near-term capital distributions and preserve the value of our tax assets. Additionally, we believe PHH 2.0 can create incremental value through potential future earnings and by maintaining the flexibility to consider future strategic actions.

We believe PHH 2.0 could ultimately generate low double-digit to mid-teen returns on approximately $200 million of required capital and has the potential to generate incremental access capital from operations and further right-sizing of the balance sheet.

The amount, timing and method of any capital return actions will be determined as we gain certainty into our excess cash position following the completion of certain of her asset sales transactions which we expect to occur no later than the fourth quarter.

In the near term, we will be focused on closing our announced asset sales, minimizing the PLS exit, reengineering, and operating the business to maximize the return of capital to our shareholders.

We have now transitioned to a critical transaction execution phase that will likely take us through the fourth quarter of 2017 and we’ll provide updates as necessary.

I want to recognize and thank the PHH board of directors and my colleagues at PHH for their continued hard work and enduring commitment to creating value for our shareholders and customers. And with that, we’re ready to take questions. Evan?

Operator:  If you’d like to ask a question, please signal by pressing star 1 on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star 1 for questions. And we will take our first question from Bose George. Just one moment, sorry. Again, that’s star 1 for questions. Ladies and gentlemen as a reminder, star 1 for questions. We’ll pause just for a moment. As a reminder, star 1 if you’d like to ask a question.

We’ll take our first question from Bose George of KBW.

Bose George:  Hey guys. Good morning. The first question, I was just looking at slide 15. I just wanted to confirm the 140 million the remainder, you know, that you have for the legal and regulatory earmarks, does that reflect expenses ahead of the existing reserves? And also, just is the number you have on slide 16, the reasonably possible losses number, does that reflect possible losses ahead of this 140 million?

Glen Messina:  Bose, I would think about it all as quite frankly the same categories. So, you know, our legal and regulatory on page 15 of $140 million, that is included in the liquidity earmarks and contingencies on the cash walk page.

Bose George:  So, I guess my question really is the numbers you have on page 16, the 85 million and the 20 million of reasonably possible losses, is that part of the 140 million or is...

Glen Messina:  Yes.

Bose George:  ...that a. Yes, is that part of the 140 million?

Glen Messina:  It is, Bose.

Bose George:  Okay. So, when you list that 420 million as the remainder, you know, there’s a pretty good likelihood that the reasonably possible stuff doesn’t happen. So, it could be, you know, lower than that. So, 421 is kind of that worst-case scenario if that whole thing happens. Is that fair?

Glen Messina:  421 is our yes, is in fact including our reasonably possible losses and expectations and reserves for contingencies.

Bose George:  Okay. Great. And then the 421 million, does that incorporate possible operating losses in the servicing segment, you know, as you transition towards break even, you know? Or should we think about that as kind of a separate bucket?

Glen Messina:  I would think of that as a separate bucket. I mean, those, you know, transitional costs for the subservicing operation specifically are not included in that number.

Bose George:  And is there, you know, any way for us to kind of gauge or, you know, think about what those numbers could be, you know, over the next I guess maybe year, year and a half?

Glen Messina:  I’ll turn it over to Rob.

Rob Crowl:  Bose, one proxy for it may be to look at the 2.0 numbers that we’ve got back earlier in the presentation. I think it was slide — I’m having trouble finding...

Bose George:  Is it slide nine? Was it?

Rob Crowl:  Yes. And basically, you can as a proxy you can take or pro-form an ending subservicing units. The expectation for port retention and margins that Glen described and the targeted overhead and that will give you a proxy sort of for out of the gate, you know, what that business may look like in 2017.

Bose George:  Okay. Great. Thanks. And then just in terms of capital return, I mean, you guys, you know, clearly have a fair amount of cash at the moment. The shares are, you know, quite weak today. I mean, does it make sense to opportunistically do some repurchases, you know, before the final kind of bigger capital return later in the year?

Glen Messina:  Bose when you, you know, consider the amount of, you know, both sources and uses of cash, when you look at the sources of cash there’s over, you know, up to approximately $1.1 billion of cash that is expected from the asset sales transactions. And depending on the timing and sequence of closing of those transactions, we may be in a position to have to pay off taxes and/or pay off debt — both secured and non-secured — as we move through the process.

So, we think the prudent thing to do is to wait until the, you know, we have material insight into the timing and completion of those asset sales.

Bose George:  Okay, thanks. And just one quick one more — on the PHH Home Loan sale, you guys said 92 million of cash generated. Is there going to be a gain on sale on that or is that kind of roughly the equity that was in there?

Glen Messina:  Rob would you like to address that?

Rob Crowl:  There will be a small - we’re going to generate a small gain on sale and tax liability related to that.

Bose George:  Okay. Great, thanks.

Operator:  And we will take our next question from Henry Coffey of Wedbush. Please go ahead.

Henry Coffey:  Yes, good morning everyone and thank you for taking may question. I sort of am focused on the same thing Bose is but from a different direction. At this time, maybe this is too simplistic a method. So, you have at the end of all this, if everything’s frozen and perfect and exactly the way you think it is, you’ll have $550 million of distributable cash. In addition, you’ll have a business, a subservicing business, that requires about $200 million of capital which I’m going to assume is principally equity for now, at least. And then you have about 53 million shares outstanding. I just pulled that off of SNL so I hope that number’s right.

If I do my math correctly, $550 million of cash is $10.28 a share. And then the quote book value of the remaining equity that you’re going to keep in the business is 374. And so, we have a company today that would theoretically have a book value of about 14 01 or, you know, a company that could distribute $10 a share to equity holders and have a remaining value of call it 3 75.

Is that the right way to think about all these numbers?

Glen Messina:  Henry you’re focused on the two correct components. There’s a, you know, a hard cash value of up to $550 million and then there’s a value of the business operations which would include, you know, it’s capital plus it’s return on capital.

Henry Coffey:  And A plus B divided by share count is about $14 a share. That’s how I’m looking at it. We can go over that later if that’s the incorrect way.

The second thing, in trying to get some insight into the business, I was looking at slides 20 and 19 where you isolate the subservicing activity as you’ve done before. Is that enough of a starting point to understand what the business would look like? Or when you take on all - when it becomes a, you know, when the whole platform is subservicing — which is essentially whatever subservicing you have left plus the NRZ assets — are the economics going to be different than what we’re looking at on these two slides?

Glen Messina:  Yes, Henry on 19 and 20, you would have to take into consideration the impact of the NRZ transactions. So, there’s in that basket called Owned Servicing...

Man Two:  Right.

Glen Messina:  ...that essentially will convert to subservicing. I think Rob covered slide 15 on the subservicing of business fundamentals, which would basically say, you know, pro-form as of 12/31/16 there’d be roughly 730,000 subservicing units with an average subservicing direct margin per unit of $59.00.

Henry Coffey:  That $59.00 is net or gross?

Glen Messina:  It’s direct margin per unit so it’s after direct cost but before taxes and overhead.

Henry Coffey:  And then how much overhead is really needed to run this business?

Glen Messina:  Yes, we had also mentioned on the call that we are reducing our shared services costs to about $75 million in the first full year of operations.

Henry Coffey:  And then the gross for this business, who do you see as your direct competitors and is this a business of servicing transfer or do you have to acquire subservicing contracts?

Glen Messina:  Look, I think our direct competitors here are the traditional range of subservicers. So you’ve got, you know, Cenlar, Dovenmuehle, LoanCare, who’s out there in the competitive space. You know, the target market would be as we discussed — you know, smaller banks, credit unions, non-bank mortgage companies, and financial investors with MSRs.

And, you know, we’re going to have to go out this aggressively from a commercial perspective and you know, approach that client base and win new subservicing agreements.

Now obviously...

Henry Coffey:  Well I know it’s going...

Glen Messina:  I was going to say Henry, you know, the other opportunity to grow is to partner with a financial investor and look to, you know, partner up with them to acquire MSRs as they fill up their basket.

Henry Coffey:  And I know it’s going to take a while to get there, but this should be interesting.

Glen Messina:  We’re excited about the opportunity for the subservicing platform. It’s an area of the business where we’ve got a core expertise. We’ve, you know, have demonstrated the ability to grow that platform. And now with a dedicated focus on just servicing and portfolio retention, we’re excited to, you know, focus on that business and achieve its full potential.

Henry Coffey:  Thank you.

Operator:  Well take our take our next question from Fred Small of Compass Point. Please go ahead.

Fred Small:  Hey good morning. Thanks. Can you just explain quickly what you mean by incremental excess capital or how you’re thinking about that with the subservicing business?

Glen Messina:  When we talk about incremental excess capital would be fundamentally operating earnings off the business. The business is going to be a capital light business and only requires $200 million of equity capital. And, you know, the returns on the business should largely be cash returns. There is no more MSR. So, cash returns on the business would result in excess capital to the extent those returns are at cost to capital and are not needed to grow the platform.

Fred Small:  Okay so not incremental to - when you’re talking about the return on capital of 10-15% that’s the - you’re not talking about incremental to that.

Glen Messina:  No, I’m not.

Fred Small:  Okay. Got it.

Glen Messina:  And you know, I think we also need to consider as we continue to execute the asset sales and wind down the balance sheet, once we get down to the, you know, there will be residual assets that obviously, we’ll be able to liquidate off the balance sheet. So, you know, we’ll be able to monetize those assets along with the major asset sales that we’ve talked about.

Fred Small:  And the residual assets that you’re talking about liquidating that’s contemplated in the 550 number?

Glen Messina:  No. We did not include that in the 550.

Fred Small:  Can you ballpark? I mean, is that 10 million? Is that 50 million? ((Inaudible)) how we think about that residual potential value.

Glen Messina:  Yes, we have not put a value on that right now. And again, that’s limited to those assets which are not being sold. So, think about it as REO and things of that nature.

Fred Small:  Okay. Thanks. And then just another follow up on the cash from the PHH Home Loans (JV) sale, so the 92 million that you expect in proceeds, is there a payment after that to Realogy or is it 35 is half of the initial sale and then 57 is half of the monetization of the net assets?

Glen Messina:  You’re thinking about it correctly.

Fred Small:  In the second scenario, 92...

Glen Messina:  Got it.

Fred Small:  ...million even after the payment to Realogy buyer or Realogy seller?

Glen Messina:  That’s correct.

Man Two:  I mean, you know, obviously, the share of the $70 million would be split roughly 35 each between us and Realogy. And then to your point, the residual assets of the entity would be distributed to the current, you know, equity holders — us and Realogy. So...

Fred Small:  On the residual assets are something like 115 million based on the 57 number.

Glen Messina:  In total, that’s correct.

Fred Small:  Okay. Got it. Cool. Then on just on the resolution of the regulatory items, I don’t know if — I missed part of the call — if you talked about that at all. How long do you expect that to play out? Do you have any sort of update or status on where things are going? I saw that you said in the release that you settled something with the GSEs I think.

Glen Messina:  So, we did not provide guidance on, you know, the remaining outstanding legacy regulatory matters. We remain, you know, actively engaged in discussion with them. We’re proceeding, you know, with a sense of urgency on our side. But, you know, we at this stage of the game cannot estimate a timeline as to when those matters would be resolved.

Fred Small:  Okay got it. Thanks a lot.

Operator:  We’ll take our next question from Chris Gamaitoni of Autonomous Research.

Chris Gamaitoni:  Good morning. I just want to clarify. I think the prepared remarks you said you didn’t receive an actionable proposal on the subservicing business that reflected the value of future cash flows.

So should I take that you did and you didn’t take it?

Glen Messina:  I mean I meant what I said. We received. We did not receive an actionable proposal that reflected the future expected cash flows for that platform.

Chris Gamaitoni:  And how do you define the value of the future expected cash flows of the platform?

Glen Messina:  We have subservicing contracts to include, you know, the contract we recently entered into with New Residential for the subservicing which is, you know, I think as we disclosed a three year contract.

Chris Gamaitoni:  Right. There’s - I guess the point I’m getting to is, you know, we have a $1.1 billion book value today. You deduct the $200 million of future operating capital. And the $550 million of potential cash return. That leaves $250 million of after tax kind of bleed, you k now, pretax, that’s something closer to 4 something.

So was there an opportunity to reduce the cost of existing or reduce that leakage with this sale or do you think the future value of the business will more than offset that kind of leakage that we’re incurring related to the subservicing platform?

Glen Messina:  Well we do - when you look at Page 8 we do think that of the supplement we do think that the PHH 2.0 model helps us avoid those additional costs that we talked about that we’d realize in the event of a dissolution so.

Chris Gamaitoni:  Right. But sale isn’t a dissolution. So if you’re selling the whole platform do you eliminate a lot of dissolution costs? I mean $40 million of additional restructuring costs related to the subservicing business that you highlighted and you’ve highlighted, you know, breakeven to modestly and then modestly profitable in 2019. So there’s an NPV calculation at your current scale of kind of dead capital that you’re not going to be producing a return for multiple years as you try to earn into your future target margins.

Glen Messina:  I think that’s - you know I think that math is generally appropriate. We would have to realize the expected future cash flows on our anticipated subservicing contracts, you know, to realize the value of that platform.

Chris Gamaitoni:  Okay. And then I guess the other question is what are the strategies to - it looks no matter what your growth is you need to significantly reduce shared services for your - for PHH’s 2.0 below the current $75 million run rate.

What are the strategies to do that relatively quickly given, you know, the previous numbers you’ve outlined have increased with - over time of both restructuring costs and future operating losses. So, you know, I’d just like to get comfortable understanding why we should kind of believe that strategic goal at this point.

Glen Messina:  Yes. So as I mentioned in the call we did put together, you know, an experienced cross-functional team who looked at doing a bottoms-up buildup of what the shared services support structure would look like for the PHH 2.0 Platform.

So they have been working on it a while. It was part of what we went through during the strategic review process.

And that team is formed and we’ll be executing as quickly as possible to reduce our shared services expense base to the $75 million run rate level. That could be...

Chris Gamaitoni:  Right. But - go ahead.

Glen Messina:  That could be impacted by obviously the timing of our asset sales and the timing of the PLS exit.

Chris Gamaitoni:  Right. But is it headcount related? Is it facilities management? Is it executive comp? You know what specifically is going to drive down that number?

Glen Messina:  It is headcount. It’s compensation, its facilities. So those are the three biggest components of that asset.

Chris Gamaitoni:  Okay. And can you give us any clarity what the additional legal charge was for in the quarter or, you know, what outstanding issues are the potential largest drivers of the incremental, you know, $85 million or reasonably possible losses so just so we know what to watch?

Glen Messina:  So Chris we don’t comment on reserving for specific legal matters as you know as a matter of course. You know we only comment on legal matters as if and when they’re settled. So we can’t provide specifics on a case-by-case basis.

Chris Gamaitoni:  Okay, that’s all the questions I had. Thank you.

Glen Messina:  Thank you.

Operator:  Our next question comes from Mark Hammond of Bank of America. Please go ahead.

Mark Hammond:  Thanks. Good morning. Now that the strategic review is concluded I’m wondering if you’ve given additional thought to what actions you would take if any if all bondholders don’t offer their bonds at the 101 changing control offer price given that some of your bonds, the 2019s have been quoted north of 101, closer to 109.

Glen Messina:  Right now we’re focused on doing what’s required of us pursuant to our bond indenture. So as a result of these transactions we believe we have to offer bondholders a, you know, 101% offer on the bonds.

And I’m not going to speculate as to what we would or would not do with bondholders to the extent that there’s a reaction to that.

Mark Hammond:  Okay. And just in another way would you leave some debt leverage on the PHH 2.0 business?

Glen Messina:  You know again we’re going to proceed as required to in our contract. I’m not going to speculate what we’d do with our bonds.

Mark Hammond:  Thanks for taking the questions.

Operator:  And we’ll take our next question from J.T. Davis of Silver Point Capital. Please go ahead.

J.T. Davis:  Yes. Just wanted to walk through the math here again, on the excess cash I think Henry was asking some questions about how there’s $550 million of excess cash and $200 million of equity in PHH 2.0.

I think that’s missing the fact that in getting down to that excess cash number you have $140 million contingency. The vast majority of which appears to be reasonably possible losses in excess and for base case some of the regulatory reserves and the MSR indemnification.

But if I’m looking at that if I were to assume your base case reserve instead of $550 million that’s more like 675 to $690 million of cash.

So am I right to understand that if these things settle out where you have them reserved on the balance sheet that this could be meaningfully more than $550 million of cash?

Glen Messina:  So that’s correct J.T. I mean look it’s a contingency. We’ve, you know, there’s - these numbers are based on estimates. So and, you know, some of them, you know, are more firm numbers.

But the liquidity earmarks in particular which we’ve had that practice for quite some time now, it is an estimate for contingencies to that point. The actual amounts may be different from that number.

J.T. Davis:  Okay. So then if I’m thinking about it the right way under your base case reserves that’s something like $13 per share of cash which is a little bit fascinating with your stock trading at $12.65 because that would - either this is the cheapest thing of all time or the market ascribing no value to your PHH 2.0, in fact is ascribing negative value at this moment.

But if I then take, you know, at the base case if I’m looking at high $600 million of cash return which is more than the current market cap then equity in PHH 2.0 of $200 million.

And then I understand correctly, there’s also additional residual assets which I assume are - you said ROE but there’s what, something like $80 million of equity in the warehouse that would come out as well as you exit PLS.

Glen Messina:  The warehouse equity I think we need to be careful with that. A portion of that is associated with the PHH Home Loans Joint Venture. There’s obviously warehouse equity for any loans that were MSR related loans that originated through the private label channel and then the port retention stuff doesn’t go away either.

So, you know, the - I think that the warehouse equity associated with the PHH Home Loans Joint Venture that is incorporated into our thoughts around the $92 million in total proceeds.

J.T. Davis:  I’m sorry, the $92 million of total proceeds.

Glen Messina:  The up to $92 million in expected proceeds from the sale of the PHH Home Loans Joint Venture.

J.T. Davis:  Oh yes. Right, so there is some double counting there, right.

Glen Messina:  Yes.

J.T. Davis:  But if I look at ROE of $50 million, the portion of the equity in the warehouse that’s outside of the joint venture ought to be at least 50 I would think. You know we’re looking at something like 16, 17 bucks worth of value, 13 of which is coming back in cash in the near term.

Glen Messina:  So that I think the component you’re isolating on so the ROE, the warehouse equity outside of the Home Loans Joint Venture, those are residual assets that would ultimately convert to cash in the business as we begin to wind down PLS, as we narrow down to the 2.0 structure.

J. T. Davis:  Okay. Yes, so I think Chris’ questions are very appropriate in that when we look at the cost of winding this down and we assume, you know, a wind down of the servicing business we ought to be thinking about not the cost of winding that down but what is the cost, you know, if we could sell it to somebody for a dollar that may well be better.

And I think when we look at your strategic action math here where you show the potential excess cash from a dissolution we’re ignoring, you know, we’re ignoring all of the asset value that we just talked about, right, that would ultimately be harvest. We’re only looking at the existing cash value.

So it’s certainly not clear to us that this is the right outcome. But well and it’s obviously not clear to the market because we’re trading at a big discount to just the cash that’s coming in the near term.

So I think we need to be doing a lot of thinking about this and whether this is the right outcome for shareholders.

Glen Messina:  And I appreciate that perspective. Thank you for sharing.

Operator:  And as a reminder it’s star 1 if you’d like to ask a question. And there appear to be no other questions at this time.

Glen Messina:  Thank you Evan. And thank you everyone for joining today’s call. Look forward to speaking with you next quarter.

Operator:  This concludes the PHH Corporation Fourth Quarter 2016 Earnings conference call.

Once again ladies and gentlemen the replay will be available beginning later today at the company’s web site www.phh.com/invest or by dialing 888-203-1112 or 719-457-0820 and using the conference ID of 7799107. It will be archived until March 3, 2017.

You may now disconnect.

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The following is a letter to all employees of PHH Corporation sent by Glen Messina, President and Chief Executive Officer, on February 16, 2017:

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Dear Colleagues,

Today we held our fourth quarter 2016 earnings conference call and announced that we have completed our evaluation of strategic alternatives after a comprehensive examination of all available options.

Over the past year, we reached a number of conclusions as a result of our strategic review. We decided to exit the Correspondent Lending business due to its subpar profitability. We decided to exit the Private Label originations business because we believe there are unsurmountable challenges to the long-term viability of the PLS business model. We entered into agreements for the sale of our owned MSR portfolio as we cannot earn our cost of capital on these assets in any interest rate environment. As we announced yesterday, we entered into an agreement for the sale of our PHH Home Loans joint venture because we believe this is the best opportunity to maximize the value of this platform.

I fully recognize that this process and the resulting outcomes have created a great deal of uncertainty and anxiety. These decisions impact everyone either directly or indirectly, and I sincerely thank you for your dedication and professionalism during a time of transition. Now that we have concluded our strategic review, I am sure many of you are asking, “What’s next for PHH?”

We have determined that the optimal path forward for PHH is to transition to a capital-light business model comprised of sub-servicing and portfolio retention services, which we refer to as PHH 2.0. This is a significant strategic shift for PHH but an exciting opportunity for us to thrive and to grow a sizeable portion of our business.

PHH will be the third largest sub-servicer when considering the sub-servicing agreement we entered into with New Residential in December. In addition, we believe we have core strengths and favorable attributes in several key requirements to achieve success in the sub-servicing business, such as reputation, compliance infrastructure, investor performance and direct cost per loan. We believe our growth expectations are supported by a $1.2 trillion sub-servicing market, which is expected to grow by 10% per year over the next several years.

In portfolio retention, we have assumed that we can achieve a 12% recapture rate by 2019 versus 7% at year-end 2016. We have built significant momentum in this business as evidenced by having grown our portfolio retention closing volume from a very small base in 2015 to $1.2 billion in 2016. At this time, we expect to grow our closings to approximately $1.5 billion in 2017.

In order to achieve our goals under the new PHH business model, we will need to substantially re-engineer and reduce operating and overhead costs. We have assembled an experienced, cross-functional team led by Rich Bradfield, SVP, Financial Institutions Group, to design all aspects of PHH 2.0. This team is taking a “clean sheet” approach to assess and determine the requirements for PHH 2.0 to be successful, including organization structure, cost infrastructure, go-to-market strategy, operational processes, technology requirements, vision, mission and values, among many other aspects of the new organization. The team is making significant progress on the PHH 2.0 model, and the work they have done thus far was a key factor in our decision to take this path forward.

We have largely determined the PHH 2.0 organization structure at a functional level. We expect there will be little, if any, impact to Servicing and Portfolio Retention operations. We will have to substantially re-engineer our Enabling Functions to align our focus and cost structure to the PHH 2.0 business model, and expect there will be reductions in staffing levels for these functions. We intend to begin the evaluation of the organization talent requirements for the PHH 2.0 model immediately and expect to have more detailed information regarding organizational structure and impact to employees in the second quarter.

We intend to commence the PHH 2.0 re-engineering program concurrent with the exit from the PLS business, which is still targeted to be substantially complete by the end of the first quarter 2018, and the completion of the MSR and PHH Home Loans sales transactions, both of which are expected to close in the fourth quarter of 2017. We estimate our PHH 2.0 re-engineering efforts will take up to 12-18 months to complete.

We now have clarity into the longer-term plan for PHH and I am excited about the future growth opportunities for PHH 2.0. We are well positioned in a growing mortgage market segment where we have core strengths and a solid reputation. We have put in motion a number of critical actions as a result of our strategic review, and our key business priorities for 2017 are centered on executing against these actions. We will continue to provide updates across all of these actions throughout the year.

Finally, I want to thank all of you for your commitment to PHH and patience over the past year. I also want to thank all those who had a part in our strategic review process. This was an intense and complex process that we were able to complete in large part due to your determination and teamwork.

Thank you,

Glen A. Messina

President and CEO

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Additional Information and Where to Find It

In connection with (a) the proposed transactions under that certain Agreement for the Purchase and Sale of Servicing Rights, dated as of December 28, 2016, by and between New Residential Mortgage LLC, PHH Mortgage Corporation and, solely for the limited purposes set forth therein, PHH, and (b) the proposed transactions under (i) that certain Asset Purchase Agreement, dated as of February 15, 2017, by and between Guaranteed Rate Affinity, LLC, a Delaware limited liability company (“Buyer”), PHH, PHH Home Loans, LLC, in which PHH owns a 50.1% interest (“PHH Home Loans”), and RMR Financial, LLC, a wholly-owned subsidiary of PHH Home Loans (“RMR”) and (ii) that certain JV interests purchase agreement, dated as of February 15, 2017, by and between Realogy Services Venture Partner LLC, PHH and PHH Broker Partner Corporation, a wholly-owned subsidiary of PHH, PHH will file with the Securities and Exchange Commission (“SEC”), and furnish to its stockholders, a proxy statement(s) soliciting proxies for a special meeting of stockholders. Stockholders are strongly advised to read each proxy statement and any other relevant documents filed with the SEC as they become available because they will contain important information about the proposed transactions. Stockholders may obtain a copy of each proxy statement when available along with other documents filed by the Company, free of charge, by contacting PHH Investor Relations: in writing at PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, NJ 08054, by telephone at 856-917-7405, by email at investor.relations@phh.com, or by accessing the PHH website at www.phh.com, or the SEC website at www.sec.gov.

Participants in Solicitation

The Company and its directors, executive officers, and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transactions. Information concerning PHH’s directors and executive officers is set forth in the proxy statement for PHH’s 2016 annual meeting of stockholders as filed with the SEC on Schedule 14A on April 28, 2016, and in its most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC on February 26, 2016.  Information regarding the interests of such directors and executive officers in the solicitation will be more specifically set forth in the proxy statement concerning the proposed transaction that will be filed with the SEC. In addition to the proxy statement, PHH files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-3030 for further information on the public reference rooms. PHH’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

Certain statements in the slides, transcript and letter are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements.  Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature.  You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally.  Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.